                                                                    Exhibit (11)



                             WALL STREET DELI, INC.
                    COMPUTATION OF EARNINGS PER COMMON SHARE
                                   (unaudited)


                                                                For the Three Month Periods Ended
                                                         SEPTEMBER 27, 1997            SEPTEMBER 28, 1996
                                                         ------------------            ------------------
SHARES
     Weighted average number of common
         shares outstanding                                       3,133,523                     3,410,368
     Effect of shares issuable under stock
         option plan as determined by the
         treasury stock method                                         --                           3,411
     Weighted average number of common                        -------------                 -------------
         and common equivalent shares outstanding                 3,133,523                     3,413,779
                                                              =============                 =============
PER COMMON SHARE COMPUTATIONS
     Net income (loss)                                        $    (169,358)                $     228,343
                                                              =============                 =============
     Earnings (loss) per share                                $        (0.5)                $         .07
                                                              =============                 =============


                                       17